CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 303-3000

PENNSYLVANIA COMMERCE BANCORP

DEPOSITS INCREASE 23%, LOANS UP 28%

April 18, 2006 - Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ National Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported increased assets, deposits, and loans for the first quarter of 2006, announced Gary L. Nalbandian, Chairman of the bank holding company.

FIRST QUARTER FINANCIAL HIGHLIGHTS
March 31, 2006
			%
			Change(1)

* Total Assets:	$1.75	Billion	27%

* Total Deposits:	$1.45	Billion	23%

* Total Loans (net):	$869	Million	28%

* Total Revenues:	$17.5	Million	14%

* Net Income:	$2.0	Million	(17)%

* Diluted Net Income Per Share:	$0.32		(18)%

(1) Compared to First Quarter Ended March 31, 2005

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following financial highlights:

➢	Total assets increased to $1.75 billion, up 27%.

➢	Core deposits grew $259 million, or 23%, over the previous 12-month period.

➢	Net loans grew $187 million, or 28%, over the first quarter one year ago.

➢	Total revenues grew 14% for the quarter to $17.5 million.

➢	Net interest income grew 9% over the first quarter last year, despite the continued flat yield curve interest rate environment.

➢	Deposit charges and service fees grew 38% for the first quarter.

➢	Comparable store core deposits for stores open two years or more grew 15%.

➢	Net income was $2.0 million and diluted earnings per share were $0.32 for the first quarter of 2006.

➢
In late March, the Company completed the relocation of its executive, lending, training, and back office departments to Commerce Center, its new Headquarters, Operations and Training Facility located at Techport Center in Dauphin County, Pennsylvania.

➢	Commerce produced the following shareholder returns:

	As of March 31, 2006

	Commerce	S & P Index

1 Year	1%	12%

5 Years	13%	4%

10 Years	21%	9%

Income Statement

	Three Months Ended
	March 31
	2006	2005	% Increase
	(dollars in thousands, except per share data)

Total Revenues:	$17,455	$15,364	14%

Total Expenses:	13,925	11,147	25

Net Income:	2,037	2,461	(17)

Diluted Net Income Per Share:	$0.32	$0.39	(18)%

Balance Sheet

	03/31/06	03/31/05	% Increase
	(dollars in thousands)

Total Assets:	$1,752,757	$1,377,180	27%

Total Loans (net):	868,534	681,075	28

Core Deposits:	1,391,329	1,132,183	23

Total Deposits:	1,448,126	1,172,923	23

Deposits

The Company’s deposit growth continues with total deposits at March 31, 2006 reaching $1.45 billion, a $275 million, or 23%, increase over total deposits of $1.17 billion one year ago. Core deposits grew by $259 million, or 23%, over the previous 12 months.

	03/31/06	03/31/05	$ Increase	% Increase
	(dollars in thousands)

Core Deposits:	$1,391,329	$1,132,183	$259,146	23%

Total Deposits:	1,448,126	1,172,923	275,203	23%

Core Deposits

Core deposit growth by type of account is as follows:

			1st Qtr 2006	Annual
	03/31/06	3/31/05	Cost of Funds	Growth %
	(dollars in thousands)

Demand Non-Interest	$276,808	$216,587	0.00%	28%

Demand Interest	530,158	421,683	3.27%	26%

Savings	387,759	319,081	2.03%	22%

Subtotal	1,194,725	957,351	2.18%	25%

Time	196,604	174,832	3.54%	12%

Total Core Deposits	$1,391,329	$1,132,183	2.38%	23%

Core deposits, excluding time deposits, grew 25% for the quarter ended March 31, 2006.

Net Income and Net Income Per Share

Net income totaled $2.0 million for the first quarter of 2006 as compared to net income of $2.5 million for the first quarter of 2005. Net income per fully diluted share for the first quarter was $0.32, vs. $0.39 recorded for the same period a year ago.

	Three Months Ended
	March 31
	2006	2005	% Increase
	(dollars in thousands, except per share data)

Net Income:	$2,037	$2,461	(17)%

Diluted Net Income
Per Share:	$0.32	$0.39	(18)%

Total Revenues

	Three Months Ended
	March 31
	2006	2005	% Increase
	(dollars in thousands)

Total Revenues:	$17,455	$15,364	14%

Total revenues (net interest income plus non-interest income) for the first quarter increased $2.1 million to $17.5 million, a 14% increase over the first quarter of 2005. The growth in total revenue resulted from a 9% increase in net interest income and a 33% increase in non-interest income.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter 2006 of $13.2 million represented a 9% increase over the $12.2 million recorded a year ago despite the impact of the continued flat yield curve interest rate environment. The Company’s core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in net interest income.

The net interest margin for the first quarter of 2006 was 3.39% compared to 4.11% for the first quarter of 2005. The decrease in net interest margin is the result of the continued increase in short-term rates as initiated by the Federal Reserve Board and the continued flat yield curve. Net interest income, on a tax equivalent basis, totaled $13.3 million in the first quarter of 2006, an increase of $1.1 million, or 9%, over the first quarter one year ago.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued growth of core deposits. The Company continues to grow core deposits, which has produced growth in net interest income, despite net interest margin compression brought on by the flat yield curve.

	Net Interest Income
Quarter Ended	Volume	Rate	Total	%
March 31	Increase	Change	Increase	Increase
	(dollars in thousands)

2006 vs. 2005	$2,262	$(1,223)	$1,039	9%

The per share impact of the negative rate change was $0.13 for the first quarter of 2006.

Non-Interest Income

Non-interest income for the first quarter of 2006 increased to $4.3 million from $3.2 million a year ago, a 33% increase. The growth in non-interest income for the first quarter was reflected in increased deposit charges and service fees as depicted below:

	Three Months Ended
	March 31
	2006	2005	% Increase
	(dollars in thousands)

Deposit Charges
& Service Fees	$3,721	$2,695	38%

Other Income	537	511	5%

Total Non-Interest Income	$4,258	$3,206	33%

Non-Interest Expenses

Non-interest expenses for the first quarter of 2006 were $13.9 million, up 25% from $11.1 million a year ago. The increases in non-interest expenses for the quarter were widespread across all categories, reflecting the Company’s continued store expansion program. On a linked quarter basis, non-interest expenses were up $135,000, or 1%.

Lending

Loans increased $187 million, or 28%, to $869 million from $681 million a year ago, and the growth was represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

	Loan Composition

	03/31/06	% of Total	03/31/05	% of Total	$ Increase	% Increase
	(dollars in thousands)

Commercial	$259,800	30%	$187,049	27%	$72,751	39%

Consumer	156,360	18	115,429	17	40,931	35%

Commercial Real Estate	365,474	42	299,192	43	66,282	22%

Residential	96,556	10	87,757	13	8,799	10%

Gross Loans	878,190	100%	689,427	100%	188,763	27%

Less: Reserves	(9,656)		(8,352)		(1,304)

Net Loans	$868,534		$681,075		$187,459	28%

Asset Quality

Non-performing assets and loans past due 90 days at March 31, 2006 totaled $3.6 million, or 0.20%, of total assets, versus $1.9 million, or 0.14%, of total assets one year ago. Net charge-offs as a percentage of average loans outstanding for the first quarter were 0.01%, the same for the first three months of last year.

The Company’s asset quality results are highlighted below:

	Three Months Ended

	03/31/06	03/31/05

Non-Performing Assets/Assets	0.20%	0.14%
Net Loan Charge-Offs	0.01%	0.01%
Loan Loss Reserve/Gross Loans	1.10%	1.21%
Non-Performing Loan Coverage	304%	549%
Non-Performing Assets/Capital
and Reserves	3%	2%

Investments

The Company’s investment portfolio increased by 24%, to $733 million from $590 million one year ago, with 57% of total securities in the available for sale portfolio and 43% in the held to maturity portfolio. The investment portfolio, consisting mainly of high quality U.S. Government agency and mortgage-backed obligations, has a weighted average yield of 5.27%, a weighted average life of 5.5 years and a current duration of 4.3 years as of March 31, 2006.

Capital

Stockholders’ equity at March 31, 2006 totaled $92.7 million, an increase of $6.9 million, or 8%, over stockholders’ equity of $85.8 million at March 31, 2005. Return on average stockholders’ equity (ROE) for the first quarter ending March 31, 2006 is shown in the table below:

Return on Equity

Three Months Ended

03/31/06	03/31/05

8.92%	11.69%

The Company’s capital ratios at March 31, 2006 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	6.59%	5.00%
Tier 1	9.35%	6.00
Total Capital	10.15%	10.00

New Stores and Expansion Plans

➢	On March 27, 2006, the Company opened Commerce Center on Paxton Street in Dauphin County, which serves as our new Headquarters, Operations and Training Facility.

➢	The Company plans to open 4 new stores in 2006 including our initial entry into the Lancaster County market.

➢	Commerce serves customers in Cumberland, Dauphin, Lebanon, York, and Berks counties.

➢	Pennsylvania Commerce Bancorp is an independent member of the “Commerce Bank Network,” a network of banks established by Commerce Bancorp, Inc. (NYSE: CBH) based in Cherry Hill, N.J.

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the “FRB”); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); the impact of the rapid growth of the Company; the Company’s dependence on Commerce Bancorp, Inc. to provide various services to the Company; changes in the Company’s allowance for loan losses; effect of terrorists attacks and threats of actual war; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.

Pennsylvania Commerce Bancorp, Inc. and Subsidiaries Average Balances and Net Interest Income
(unaudited)

	Quarter ended,

	March 2006			December 2005			March 2005
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
(dollars in thousands)
Earning Assets
Investment securities
Taxable	$722,354	$9,351	5.18%	$720,099	$9,096	5.05%	$526,941	$6,591	5.00%
Tax-exempt	2,617	44	6.73	2,616	48	7.34	6,440	160	9.94
Total securities	724,971	9,395	5.18	722,715	9,144	5.06	533,381	6,751	5.06
Federal funds sold	0	0	0.00	0	0	0.00	270	2	2.66
Loans receivable
Mortgage and construction	441,473	7,580	6.96	419,512	7,225	6.83	368,689	6,032	6.64
Commercial loans and lines of credit	237,415	4,582	7.83	213,487	4,016	7.46	172,078	2,696	6.35
Consumer	159,029	2,548	6.50	150,459	2,399	6.33	118,824	1,679	5.73
Tax-exempt	18,845	300	6.37	13,691	235	6.87	6,607	114	6.90
Total loans receivable	856,762	15,010	7.10	797,149	13,875	7.06	666,198	10,521	6.40
Total earning assets	$1,581,733	$24,405	6.22%	$1,519,864	$23,019	6.11%	$1,199,849	$17,274	5.81%

Sources of Funds
Interest-bearing deposits
Regular savings	$349,993	$1,748	2.03%	$349,729	$1,669	1.89%	$302,987	$915	1.22%
Interest checking and money market	548,444	4,498	3.33	548,212	4,132	2.99	418,702	2,029	1.97
Time deposits	196,183	1,712	3.54	186,364	1,539	3.28	174,646	1,165	2.71
Public funds time	37,536	371	4.01	38,623	358	3.68	35,196	211	2.43
Total interest-bearing deposits	1,132,156	8,329	2.98	1,122,928	7,698	2.72	931,531	4,320	1.88
Short-term borrowings	209,011	2,408	4.61	163,410	1,723	4.13	51,740	348	2.69
Junior subordinated debt	13,600	354	10.43	13,600	355	10.44	13,600	354	10.43
Total interest-bearing liabilities	1,354,767	11,091	3.31	1,299,938	9,776	2.98	996,871	5,022	2.04
Noninterest-bearing funds (net)	226,966			219,926			202,978
Total sources to fund earning assets	$1,581,733	$11,091	2.83	$1,519,864	$9,776	2.55	$1,199,849	$5,022	1.70
Net interest income and margin
on a tax-equivalent basis		$13,314	3.39%		$13,243	3.51%		$12,252	4.11%
Tax-exempt adjustment		117			96			94
Net interest income and margin		$13,197	3.35%		$13,147	3.45%		$12,158	4.07%